Exhibit 99.1

      NEMUS Bioscience Appoints Dr. Brian Murphy as CEO

Costa Mesa, CA – August 25, 2015 – NEMUS Bioscience, Inc. (OTCQB: NMUS). The NEMUS Board of Directors has elected to promote Dr. Brian S. Murphy to serve as its Chief Executive Officer (CEO) of the Company effective immediately.  Dr. Murphy has served as the Chief Medical Officer (CMO) of NEMUS since his hiring, a title he will retain, leading all research projects associated with the development of cannabinoid-based therapies for conditions of urgent medical need, including glaucoma and methicillin-resistant staphylococcus aureus (MRSA).

Prior to Nemus, Dr. Murphy served in the CMO role at both publically traded and privately held companies, including Eiger Biosciences and Epiphany Biosciences both in the San Francisco Bay area, as well as CMO at Valeant Pharmaceuticals International, a $76 billion market capitalization NYSE company.  At Valeant, Dr. Murphy oversaw development projects in dermatology, neurology, infectious disease, and management of chemotherapy-related adverse events with the medication Cesamet (nabilone), one of only two FDA-approved synthetic cannabinoids.  In addition to clinical and development roles, Dr. Murphy has also directed medical affairs where he interfaced with both the investment community as well as patient advocacy groups.  At the start of his career in industry, Dr. Murphy served as Medical Director of North America for antivirals and transplant medicine at Roche (a $41 billion market capitalization publicly-traded company) followed by working in clinical capacities and as Vice President for Marketing and Commercial Strategy for Hepatology at InterMune, Inc. which was acquired by Roche Holdings in 2014.

“We are extremely pleased to have Dr. Murphy as our CEO at NEMUS," stated Cosmas N. Lykos, Co-Founder and Executive Chairman of the Board of NEMUS.  "Dr. Murphy has a diverse background in the biotech industry spanning almost two decades.  He also benefits from having senior management experience in start-ups as well as multi-national publicly-traded pharmaceutical companies like Roche and Valeant.  We believe that his drug development expertise, especially related to cannabinoids like Cesamet at Valeant and experience with infectious diseases at Roche, coupled with working in investor and regulatory relations, make him the ideal leader for NEMUS,” Mr. Lykos stated.

“It is an honor to serve in this capacity at NEMUS, especially as cannabinoid-based medicines are on the verge of transforming the practice of medicine across a spectrum of disease indications.  This company, through its relationship with our research collaborator, the University of Mississippi, has enormous potential to impact medical practice and therapeutics,” reported Dr. Murphy.

Dr. Murphy completed undergraduate studies at New York University and received a doctoral degree in medicine and masters degrees in public health and pharmacology from New York Medical College.  He went on to complete a residency in internal medicine at Tufts-New England Medical Center in Boston and Chief Medical Resident in the Boston University training program.  He completed parallel fellowships in internal medicine/clinical epidemiology at Massachusetts General Hospital and medical ethics at Brigham & Women’s Hospital, both institutions in the Harvard Medical School faculty program.  Dr. Murphy also earned a master of public health (MPH) degree in health policy and management from the Harvard University School of Public Health and a master of business administration (MBA) from the Columbia University Graduate School of Business.  He has also served as a reviewer for a number of medical journals, including the Annals of Internal Medicine and The Lancet.  He is board certified in internal medicine and a member of Alpha Omega Alpha (AOA), the national honor medical society.

ABOUT NEMUS BIOSCIENCE, INC.
The Company is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabis-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, NEMUS is working to develop novel ways to deliver cannabis-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. NEMUS's strategy will explore the use of natural and synthetic compounds, alone or in combination. The Company is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development. For more information, visit www.nemusbioscience.com.
FORWARD LOOKING STATEMENTS
 Statements in this document that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including "goal," "focus," "aims," "believes," "can," "challenge," "predictable" "will," or the negative of these terms or other comparable terminology. We operate in a rapidly-changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.
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